Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600
617 832 1000 main
617 832 7000 fax

January 27, 2015

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-1 (Registration No. 333-196983) (as amended, the “Registration Statement”), filed by Zosano Pharma Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed public offering by the Company of up to 5,175,000 shares (the “Shares”) of its common stock, $0.0001 par value per share. The foregoing number of Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.

We are familiar with the Certificate of Incorporation and Bylaws of the Company, each as amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the stock records of the Company, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we express no opinion other than as to the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when the price and other terms upon which the Shares are to be sold shall have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and when sold and issued against payment therefor in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable.

Zosano Pharma Corporation

January 27, 2015

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, FOLEY HOAG LLP

By:	/s/ Robert W. Sweet, Jr.
a Partner